Exhibit 99.1
The Wilber Corporation Announces Dividend
FOR IMMEDIATE RELEASE

DATE:	July 18, 2008
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

     Oneonta, New York, July 18, 2008 – The Board of Directors of The Wilber Corporation (“Company”), parent Company of Wilber National Bank (“Bank”) and Provantage Funding Corporation (“Provantage”), declared a quarterly dividend of $0.095 per share at its July 18, 2008 meeting.  The dividend will be paid on August 28, 2008 to stockholders of record on August 14, 2008.  This compares to $0.095 per share for the same period in 2007.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of central and upstate New York.  The Wilber Corporation is the parent of Wilber National Bank and Provantage Funding Corporation. The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

     Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 22 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Broome and Saratoga Counties and three loan production offices located in Syracuse, Cicero & Clifton Park, New York.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending. The Bank provides personal trust, agency, estate administration, and retirement planning services for individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeST®.  The Bank currently has 297 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

Provantage is a licensed New York State mortgage banker headquartered in Clifton Park, New York.  Provantage offers a large variety of residential mortgage products that fit the needs of most consumers. It is also a HUD endorsed lender, providing government FHA loans.  Provantage covers the entire Capital District with five licensed branch offices located within Saratoga, Schenectady, and Albany counties. Additional information about Provantage can be found at its website:  www.ProvantageFunding.com.

NOTE:  This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

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